Exhibit 99.1

Contact:	Brian J. Begley Vice President, Investor Relations 1845 Walnut Street Philadelphia, PA 19103 (215) 546-5005 (215) 553-8455 (facsimile)

ATLAS PIPELINE PARTNERS, L.P.

REPORTS RECORD FOURTH QUARTER AND

FULL YEAR 2007 RESULTS

Philadelphia, PA, February 25, 2008 – Atlas Pipeline Partners, L.P. (NYSE: APL) (the “Partnership”) today reported record financial results for the fourth quarter and full year 2007.

The results of the full year 2007 include:

•

Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”), a non-GAAP (generally accepted accounting principles) measure, of $185.8 million compared with $86.3 million for the full year 2006, an increase of $99.5 million or approximately 115%. A reconciliation from net income to adjusted EBITDA is provided in the financial tables of this release;

•	Distributable cash flow totaled $122.5 million for the full year 2007 compared with $60.3 million for the prior year, an increase of $62.2 million or approximately 103%;

•

Adjusted net income, a non-GAAP measure, was $61.4 million for the full year 2007 compared to $37.7 million for the prior year, an increase of $23.7 million, or approximately 63%. A reconciliation from net income to adjusted net income is provided in the financial tables of this release. On a GAAP basis, the Partnership recognized a net loss of $144.3 million for the full year 2007, largely related to $169.4 million of non-cash derivative expense resulting from the mark-to-market adjustment of certain derivative positions the Partnership maintains for future periods. The Partnership maintains derivative positions solely to hedge the variability in expected future cash flows attributable to changes in commodity market prices;

•	System-wide volumes were approximately 1.2 billion cubic feet per day (“bcfd”) for the full year 2007 compared with 0.6 bcfd for the prior year, an increase of approximately 100%.

The results of the fourth quarter 2007 include:

•	Adjusted EBITDA of $75.3 million for the fourth quarter 2007 compared with $22.1 million for the prior year fourth quarter, an increase of $53.2 million or approximately 241%;

•

Distributable cash flow totaled $47.3 million for the fourth quarter 2007 compared to distributable cash flow of $14.6 million for the comparable prior year quarter, an increase of $32.7 million or approximately 224%. The Partnership’s distribution coverage ratio for the fourth quarter 2007 was approximately 1.2x. The quarter-over-quarter results were favorably impacted by contributions from the Chaney Dell and Midkiff/Benedum systems, which the Partnership acquired in July 2007, and higher volumes on all of its other systems, partially offset by higher maintenance capital expenditures than expected on a normalized basis;

•	Adjusted net income was $28.9 million for the fourth quarter 2007 compared to $9.5 million for the prior year comparable period, an increase of $19.4 million, or approximately 204%.

Recent Events

•

On February 22, 2008, the Partnership purchased a gas gathering system and related facilities located in northeastern Tennessee for $9.1 million. The system serves several counties northwest of Knoxville, an area of active drilling and production including that of the Partnership’s affiliate, Atlas Energy Resources, LLC (NYSE: ATN) (“Atlas Energy”). In conjunction with the acquisition of the gathering system, the Partnership has also announced that it intends to construct a new 20 Mmcf per day cryogenic processing facility that will service natural gas produced in this northeastern Tennessee area. The new processing facility will be vital given the higher natural gas liquid content of the gas produced in the area, tighter quality standards being imposed by inter-state pipelines where the gas is sold and growing drilling activity by Atlas Energy and other producers.

•

On February 14, 2008, the Partnership paid a record quarterly cash distribution for the fourth quarter 2007 of $0.93 per common limited partner unit, an increase of $0.07 per unit or 8.1% from the comparable prior year period. Total distributions declared for the fourth quarter 2007 of $41.1 million represent a 166% increase from the prior year comparable quarter.

Mid-Continent Segment Results

Full Year

•

Excluding the effect of non-cash derivative expense, the Mid-Continent segment total revenue increased $371.1 million, or 86%, to $802.6 million for the full year 2007 compared with $431.5 million for the prior year. This increase principally reflects the contribution from the acquisition of the Chaney Dell and Midkiff/Benedum systems of $345.7 million and higher volumes and commodity prices on its other systems.

•	NOARK system average Ozark Gas Transmission throughput volume increased 77.1 MMcfd, or 31%, to 326.7 MMcfd for the full year 2007 compared with 249.6 MMcfd the full year 2006.

•

The Elk City/Sweetwater system average gross natural gas processed volume increased 71.8 MMcfd, or 47%, to 225.8 MMcfd for the full year 2007 compared with 154.0 MMcfd for the prior year. The Partnership connected 110 new wells to the Elk City/Sweetwater system during the full year 2007 compared with 64 new wells for the prior year.

•

The Velma system’s average processed natural gas volume increased 2.4 MMcfd, or 4%, to 60.5 MMcfd for the full year 2007 compared with 58.1 MMcfd for the prior year. The Partnership connected 58 new wells to its Velma system during the full year 2007 compared with 60 new wells for the prior year.

Fourth Quarter

•

Excluding the effect of non-cash derivative expense, the Mid-Continent segment total revenue increased $224.6 million, or 206%, to $333.6 million for the fourth quarter 2007 compared with $109.0 million for the prior year comparable quarter. This increase principally reflects the contribution from the acquisition of the Chaney Dell and Midkiff/Benedum systems of $213.3 million and higher volumes and commodity prices on its other systems.

•

Average gross natural gas processed volume for the fourth quarter 2007 256.1 MMcfd for the Chaney Dell system and 101.5 MMcfd for the Midkiff/Benedum system. There were 68 new wells connected to the Chaney Dell system during the fourth quarter 2007, and there were 57 new wells connected to the Midkiff/Benedum system for the same period.

•	NOARK system average Ozark Gas Transmission throughput volume increased 82.5 MMcfd, or 29%, to 371.4 MMcfd for the fourth quarter 2007 compared with 288.9 MMcfd for the fourth quarter 2006.

•

The Elk City/Sweetwater system average gross natural gas processed volume increased 16.5 MMcfd, or 8%, to 229.5 MMcfd for the fourth quarter 2007 compared with 213.0 MMcfd for the fourth quarter 2006. The Partnership connected 17 new wells to the Elk City/Sweetwater system during the fourth quarter 2007 compared with 10 new wells for the prior year comparable quarter.

•

The Velma system’s average processed natural gas volume increased 4.6 MMcfd, or 8%, to 60.5 MMcfd for the fourth quarter 2007 compared with 55.9 MMcfd for the prior year comparable quarter. The Partnership connected 10 new wells to its Velma system during the fourth quarter 2007 compared with 7 new wells for the prior year comparable quarter.

Appalachia Segment Results

Full Year

•

Total revenue for the Appalachia system increased $4.7 million, or approximately 15%, to $35.6 million for the year ended December 31, 2007 compared with $30.9 million for the prior year due principally to higher throughput volume and $1.6 million of natural gas and liquids sales associated with the Irishtown processing plant, which was acquired in August 2007.

•

Throughput volume increased 6.8 MMcfd, or 11%, to 68.7 MMcfd for the year ended December 31, 2007 compared with 61.9 MMcfd for the prior year resulting from the connection of new wells to the Appalachia gathering system and throughput associated with the gathering system acquired in connection with the Irishtown processing plant.

•	The Appalachia system’s average transportation rate per thousand cubic feet (“mcf”) was $1.35 for the full year 2007 compared with $1.34 for the full year 2006.

•

During the fourth quarter 2007, 166 new wells were connected to the Appalachia gathering system. For the year ended December 31, 2007, 874 new wells, including 267 Irishtown wells which were acquired in August 2007, were connected to the Appalachia gathering system compared with 711 new wells for the prior year, representing a 23% increase.

Fourth Quarter

•

Total revenue for the Appalachia system increased $2.5 million, or 33%, to $10.1 million for the fourth quarter 2007 compared with $7.6 million for the fourth quarter 2006, due principally to higher throughput volume and $1.2 million of natural gas and liquids sales associated with the Irishtown processing plant.

•

Throughput volume increased 11.1 MMcfd, or 18%, to 74.2 MMcfd for the fourth quarter 2007 compared with 63.1 MMcfd for the fourth quarter 2006 resulting from the connection of new wells to the Appalachia gathering system and throughput associated with the gathering system acquired in connection with the Irishtown processing plant.

•	The Appalachia system’s average transportation rate per thousand cubic feet (“mcf”) was $1.30 for both the fourth quarter 2007 and 2006.

Corporate and Other

•

General and administrative expense, including amounts reimbursed to affiliates, increased $38.4 million to $61.0 million for the full year 2007 compared with $22.6 million for the prior year. This increase was primarily related to a $30.0 million increase in non-cash compensation expense and higher costs of managing our operations, including the Chaney Dell and Midkiff/Benedum systems acquired in July 2007, and related incentive compensation. General and administrative expense also increased $2.3 million to $9.4 million for the fourth quarter 2007 from $7.1 million for the fourth quarter 2006. This increase was primarily related to higher costs of managing our operations.

•

Depreciation and amortization increased $28.0 million to $51.0 million for the full year 2007 due primarily to the depreciation associated with the Chaney Dell and Midkiff/Benedum assets acquired by the Partnership in July 2007 and the Partnership’s expansion capital expenditures incurred subsequent to the fourth quarter 2006. Depreciation and amortization also increased $15.3 million to $21.6 million for the fourth quarter 2007 due to the same reasons previously mentioned.

•

Interest expense increased $36.9 million to $61.5 million for the full year 2007 compared with the prior year and increased $17.0 million to $23.4 million for the fourth quarter 2007 compared with the prior year comparable quarter. These increases were primarily related to interest associated with the Partnership’s $830.0 million term loan, which was funded in July 2007 and partially financed its acquisition of the Chaney Dell and Midkiff/Benedum systems, additional borrowings under the Partnership’s credit facility to finance its expansion capital expenditures, and $5.0 million of accelerated amortization of deferred finance costs associated with the Partnership’s replacement of its credit facility in July 2007 with a new $300.0 million revolving credit facility. Excluding non-cash amortization of deferred financing costs, cash interest expense for the fourth quarter 2007 was $22.7 million compared with $5.8 million for the prior year fourth quarter, and $54.1 million for the full year 2007 compared with $23.6 million for the full year 2006. At December 31, 2007, the Partnership had $1,229.4 million of total debt, including its $830.0 million term loan that matures in 2014, $294.4 million of senior unsecured notes that mature in 2015 and $105.0 million of outstanding borrowings under its $300.0 million credit facility.

•

Minority interest expense of $2.6 million and $3.9 million for the fourth quarter 2007 and the year ended December 31, 2007, respectively, represents Anadarko’s 5% ownership interest in the net income of the Chaney Dell and Midkiff/Benedum joint ventures, which were formed to effect the Partnership’s acquisition of control of the respective systems.

Interested parties are invited to access the live webcast of an investor call with management regarding the Partnership’s fourth quarter and yearend 2007 results on Tuesday, February 26, 2008 at 9:00 am ET by going to the Investor Relations section of the Partnership’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 11:00 am ET on Tuesday, February 26, 2008. To access the replay, dial 1-888-286-8010 and enter conference code 30715542.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern and western Texas and the Texas panhandle, the Partnership owns and operates eight gas processing plants and a treating facility, as well as approximately 7,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Atlas Pipeline Holdings, L.P. is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.5 million common units of Atlas Pipeline Partners.

Atlas Energy Resources, LLC develops and produces domestic natural gas and to a lesser extent, oil. Atlas Energy is one of the largest independent energy producers in the Appalachian Basin and northern Michigan. The Company sponsors and manages tax-advantaged investment partnerships, in which it co-invests, to finance the exploration and development of the Company’s acreage in the Appalachian Basin. Atlas Energy is active principally in Pennsylvania, Michigan and Tennessee. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact investor relations at bbegley@atlasamerica.com.

Atlas America, Inc. owns an approximate 64% limited partner interest in Atlas Pipeline Holdings, L.P. and an approximate 49% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC (NYSE: ATN). For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, inability of the Partnership to successfully integrate the operations at the acquired systems, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Financial Summary

(in thousands, except per unit amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
STATEMENTS OF OPERATIONS
Revenue:
Natural gas and liquids	$324,259	$95,273	$761,118	$391,356
Transportation, compression, and other fees – affiliates	8,496	7,530	33,169	30,189
Transportation, compression, and other fees – third parties	15,242	9,853	48,616	30,735
Other income (loss)	(134,449)	4,179	(174,103)	12,412

Total revenue and other income (loss)	213,548	116,835	668,800	464,692

Costs and expenses:
Natural gas and liquids	237,885	81,722	587,524	334,299
Plant operating	16,514	4,716	34,667	15,722
Transportation and compression	3,607	3,114	13,484	10,753
General and administrative	6,312	6,785	55,047	20,250
Compensation reimbursement – affiliates	3,119	336	5,939	2,319
Depreciation and amortization	21,601	6,309	50,982	22,994
Interest	23,400	6,381	61,526	24,572
Minority interest	2,564	—	3,940	118

Total costs and expenses	315,002	109,363	813,109	431,027

Net income (loss)	(101,454)	7,472	(144,309)	33,665
Preferred unit dividend effect	—	—	(3,756)	—
Preferred unit imputed dividend cost	(636)	(636)	(2,494)	(1,898)

Net income (loss) attributable to common limited partners and the general partner	$(102,090)	$6,836	$(150,559)	$31,767

Allocation of net income (loss) attributable to common limited partners and the general partner:
Common limited partners’ interest	$(104,217)	$2,894	$(163,071)	$16,558
General partner’s interest	2,127	3,942	12,512	15,209

Net income (loss) attributable to common limited partners and the general partner	$(102,090)	$6,836	$(150,559)	$31,767

Net income (loss) attributable to common limited partners per unit:
Basic	$(2.69)	$0.22	$(6.75)	$1.29

Diluted	$(2.69)	$0.22	$(6.75)	$1.27

Weighted average common limited partner units outstanding:
Basic	38,713	13,080	24,171	12,884

Diluted	38,713	13,284	24,171	13,053

Capital expenditure data:
Maintenance capital expenditures	$5,315	$1,728	$9,115	$4,649
Expansion capital expenditures	53,915	20,360	143,775	79,182

Total	$59,230	$22,088	$152,890	$83,831

	December 31, 2007	December 31, 2006
Balance Sheet Data (at period end):
Cash and cash equivalents	$11,980	$1,795
Total assets	2,877,614	786,884
Total debt	1,229,426	324,083
Total partners’ capital	1,273,960	379,134

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Segment Information

(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Mid-Continent
Revenue:
Natural gas and liquids	$323,074	$95,273	$759,553	$391,356
Transportation, compression, and other fees	14,858	9,836	48,041	30,653
Other income (loss)	(134,520)	4,095	(174,438)	11,804

Total revenue and other income (loss)	203,412	109,204	633,156	433,813

Costs and expenses:
Natural gas and liquids	237,294	81,722	586,677	334,299
Plant operating	16,514	4,716	34,667	15,722
Transportation and compression	1,806	1,778	7,249	5,807
General and administrative	4,826	5,283	48,332	15,036
Depreciation and amortization	20,320	5,288	46,327	19,322
Minority interest	2,564	—	3,940	118

Total costs and expenses	283,324	98,787	727,192	390,304

Segment profit (loss)	$(79,912)	$10,417	$(94,036)	$43,509

Appalachia
Revenue:
Natural gas and liquids	$1,185	$—	$1,565	$—
Transportation, compression, and other fees – affiliates	8,493	7,530	33,169	30,189
Transportation, compression, and other fees – third parties	387	17	575	82
Other income	71	84	335	608

Total revenue and other income	10,136	7,631	35,644	30,879

Costs and expenses:
Natural gas and liquids	591	—	847	—
Transportation and compression	1,801	1,336	6,235	4,946
General and administrative	2,302	919	6,327	3,767
Depreciation and amortization	1,281	1,021	4,655	3,672

Total costs and expenses	5,975	3,276	18,064	12,385

Segment profit	$4,161	$4,355	$17,580	$18,494

Reconciliation of segment profit (loss) to net income (loss):
Segment profit (loss):
Mid-Continent	$(79,912)	$10,417	$(94,036)	$43,509
Appalachia	4,161	4,355	17,580	18,494

Total segment profit (loss)	(75,751)	14,772	(76,456)	62,003
Corporate general and administrative expense	(2,303)	(919)	(6,327)	(3,766)
Interest expense	(23,400)	(6,381)	(61,526)	(24,572)

Net income (loss)	$(101,454)	$7,472	$(144,309)	$33,665

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARES

(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Reconciliation of net income (loss) to adjusted net income (loss):
Net income (loss)	$(101,454)	$7,472	$(144,309)	$33,665
Non-cash derivative expense (income)	130,168	(209)	169,424	(2,316)
Non-cash compensation expense	210	2,190	36,320	6,315
Effect of prior period items (1)	—	—	—	—

Adjusted net income (loss)	$28,924	$9,453	$61,435	$37,664

Reconciliation of net income (loss) to non-GAAP measures(2):
Net income (loss)	$(101,454)	$7,472	$(144,309)	$33,665
Effect of prior period items (1)	—	—	—	1,090
Depreciation and amortization	21,601	6,309	50,982	22,994
Interest expense	23,400	6,381	61,526	24,572

EBITDA	(56,453)	20,162	(31,801)	82,321
Non-cash derivative expense (income)	130,168	(209)	169,424	(2,316)
Non-cash compensation expense	210	2,190	36,320	6,315
Unrecognized economic impact of Anadarko acquisition(3)	—	—	10,423	—
Other non-cash items (4)	1,414	—	1,414	—

Adjusted EBITDA	75,339	22,143	185,780	86,320
Interest expense	(23,400)	(6,381)	(61,526)	(24,572)
Minority interest share of interest expense	—	—	—	938
Amortization of deferred financing costs (included within interest expense)	690	545	7,380	2,298
Maintenance capital expenditures	(5,315)	(1,728)	(9,115)	(4,649)

Distributable cash flow	$47,314	$14,579	$122,519	$60,335

(1)

During June 2006, the Partnership identified measurement reporting inaccuracies on three newly installed pipeline meters. To adjust for such inaccuracies, which related to natural gas volume gathered during the third and fourth quarters of 2005 and first quarter of 2006, the Partnership recorded an adjustment of $1.2 million during the second quarter of 2006 to increase natural gas and liquids cost of goods sold. If the $1.2 million adjustment had been recorded when the inaccuracies arose, reported net income would have been reduced by approximately 2.7%, 8.3%, and 1.4% for the third quarter of 2005, fourth quarter of 2005, and first quarter of 2006, respectively. Management of the Partnership believes that the impact of these adjustments is immaterial to its current and prior financial statements.

(2)

EBITDA and distributable cash flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of the Partnership believes that EBITDA and distributable cash flow provide additional information for evaluating the Partnership’s ability to make distributions to its common unitholders and the general partner, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. EBITDA is also a financial measurement that, with certain negotiated adjustments, is utilized within the Partnership’s financial covenants under its credit facility. EBITDA and distributable cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.

(3)

The acquisition of the Chaney Dell and Midkiff/Benedum systems was consummated on July 27, 2007, although the acquisitions’ effective date was July 1, 2007. As such, the Partnership receives the economic benefits of ownership of the assets as of July 1, 2007. However, in accordance with accounting regulations, the Partnership has only recorded the results of the acquired assets commencing on the closing date of the acquisition.

(4)	Includes the cash proceeds received from the sale of the Partnership’s Enville plant and the non-cash loss recognized within the Partnership’s statements of operations.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARES

Operating Highlights

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Mid-Continent – Velma System
Natural Gas
Gross natural gas gathered – mcfd(1)	62,396	57,835	62,497	60,682
Gross natural gas processed – mcfd(1)	60,533	55,909	60,549	58,132
Gross residue natural gas – mcfd(1)	46,481	43,758	47,234	45,466
Natural Gas Liquids
Gross NGL sales – bpd(1)	6,645	6,087	6,451	6,423
Condensate
Gross condensate sales – bpd(1)	232	143	225	193

Mid-Continent – Elk City/Sweetwater System
Natural Gas
Gross natural gas gathered – mcfd(1)	296,647	295,181	298,200	277,063
Gross natural gas processed – mcfd(1)	229,527	213,033	225,783	154,047
Gross residue natural gas – mcfd(1)	208,826	198,263	206,721	140,969
Natural Gas Liquids
Gross NGL sales – bpd(1)	9,582	7,539	9,409	6,400
Condensate
Gross condensate sales – bpd(1)	166	184	212	140

Mid-Continent – Chaney Dell System(2)
Natural Gas
Gross natural gas gathered – mcfd(1)	261,867	—	259,270	—
Gross natural gas processed – mcfd(1)	256,063	—	253,523	—
Gross residue natural gas – mcfd(1)	220,031	—	221,066	—
Natural Gas Liquids
Gross NGL sales – bpd(1)	13,060	—	12,900	—
Condensate
Gross condensate sales – bpd(1)	577	—	572	—

Mid-Continent – Midkiff/Benedum System(2)
Natural Gas
Gross natural gas gathered – mcfd(1)	145,217	—	147,240	—
Gross natural gas processed – mcfd(1)	101,495	—	103,628	—
Gross residue natural gas – mcfd(1)	94,583	—	94,281	—
Natural Gas Liquids
Gross NGL sales – bpd(1)	20,557	—	20,618	—
Condensate
Gross condensate sales – bpd(1)	1,053	—	1,346	—

Mid-Continent – NOARK system
Ozark Gas Transmission throughput – mcfd(1)	371,425	288,897	326,651	249,581

Appalachia
Throughput – mcfd(1)	74,198	63,134	68,715	61,892
Average transportation rate per mcf(1)	$1.30	$1.30	$1.35	$1.34

(1)	“Mcf” represents thousand cubic feet; “Mcfd” represents thousand cubic feet per day; “Bpd” represents barrels per day.
(2)

Volumetric data for the Chaney Dell and Midkiff/Benedum systems for the year ended December 31, 2007 represents volumes recorded for the 158-day period from July 27, 2007, the date of acquisition, through December 31, 2007.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Current Mid-Continent Segment Hedge Positions

(as of February 25, 2008)

Natural Gas Liquids Sales

Production Period Ended December 31,	Volumes	Average Fixed Price
	(gallons)	(per gallon)
2008	61,362,000	$0.706
2009	8,568,000	0.746

Crude Oil Sales Options (associated with NGL volume)

Production Period Ended December 31,	Crude Volume	Associated NGL Volume	Average Crude Strike Price	Option Type
	(barrels)	(gallons)	(per barrel)
2008	4,173,600	279,347,544	$60.00	Puts purchased
2008	4,173,600	279,347,544	79.23	Calls sold
2009	5,184,000	354,533,760	60.00	Puts purchased
2009	5,184,000	354,533,760	78.88	Calls sold
2010	3,127,500	213,088,050	61.08	Puts purchased
2010	3,127,500	213,088,050	81.09	Calls sold
2011	606,000	34,869,240	70.59	Puts purchased
2011	606,000	34,869,240	95.56	Calls sold
2012	450,000	25,893,000	70.80	Puts purchased
2012	450,000	25,893,000	97.10	Calls sold

Natural Gas Sales

Production Period Ended December 31,	Volumes	Average Fixed Price
	(mmbtu)(1)	(per mmbtu) (1)
2008	5,484,000	$8.795
2009	5,724,000	8.611
2010	4,560,000	8.526
2011	2,160,000	8.270
2012	1,560,000	8.250

Natural Gas Basis Sales

Production Period Ended December 31,	Volumes	Average Fixed Price
	(mmbtu)(1)	(per mmbtu)(1)
2008	5,484,000	$(0.727)
2009	5,724,000	(0.558)
2010	4,560,000	(0.622)
2011	2,160,000	(0.664)
2012	1,560,000	(0.601)

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Current Mid-Continent Segment Hedge Positions

(as of February 25, 2008)

Natural Gas Purchases

Production Period Ended December 31,	Volumes	Average Fixed Price
	(mmbtu)(1)	(per mmbtu)(1)
2008	16,260,000	$8.978	(2)
2009	15,564,000	8.680
2010	8,940,000	8.580
2011	2,160,000	8.270
2012	1,560,000	8.250

Natural Gas Basis Purchases

Production Period Ended December 31,	Volumes	Average Fixed Price
	(mmbtu)(1)	(per mmbtu)(1)
2008	16,260,000	$(1.114)
2009	15,564,000	(0.654)
2010	8,940,000	(0.600)
2011	2,160,000	(0.700)
2012	1,560,000	(0.610)

Crude Oil Sales

Production Period Ended December 31,	Volumes	Average Fixed Price
	(barrels)	(per barrel)
2008	65,400	$59.424
2009	33,000	62.700

Crude Oil Sales Options

Production Period Ended December 31,	Volumes	Average Strike Price	Option Type
	(barrels)	(per barrel)
2008	262,800	$60.000	Puts purchased
2008	262,800	78.174	Calls sold
2009	306,000	60.000	Puts purchased
2009	306,000	80.017	Calls sold
2010	234,000	61.795	Puts purchased
2010	234,000	83.027	Calls sold
2011	30,000	60.000	Puts purchased
2011	30,000	74.500	Calls sold
2012	30,000	60.000	Puts purchased
2012	30,000	73.900	Calls sold

(1)	Mmbtu represents million British Thermal Units.
(2)	Includes the Partnership’s premium received from its sale of an option for it to sell 936,000 mmbtu of natural gas at an average price of $15.50 per mmbtu for the year ended December 31, 2008.